UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 7, 2011

Neurologix, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-13347	06-1582875
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Bridge Plaza, Fort Lee, New Jersey	07024
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (201) 592-6451

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

Neurologix, Inc. (the “Company”) has been informed, through its counsel, that plaintiffs Robert Zeman (“RZ”) and his wife, Julia Zeman (“JZ”), filed a complaint (the “Complaint”) on February 7, 2011 in the United States District Court for the District of Massachusetts against the Company and other named defendants involved in the Company’s Phase 2 clinical trial for Parkinson’s disease (the “Trial”). The Complaint is styled Robert Zeman et al v. Ziv Williams, M.D. et al. The Company has not yet been served with the Complaint.

As previously disclosed in the Company’s public filings, RZ’s counsel, by letter dated June 18, 2010, notified certain parties involved in the Trial, including the Company, that RZ intended to institute this litigation if his claims, as now alleged in the Complaint, were not settled.

The Complaint, among other things, alleges that RZ, a participant in the Trial, was injured during the Trial’s surgical procedure by receiving a double dose of the drug used in the Trial on one side of his brain rather than a bilateral dose of such drug as called for by the Trial’s protocol, and that RZ was not adequately informed of the risks and potential consequences of his participation in the Trial. The Complaint further alleges that JZ suffered loss of consortium as a result of RZ’s alleged injuries.

RZ seeks from the Company approximately $15,000,000 in damages, and JZ seeks from the Company approximately $3,000,000 in damages.

The Company does not believe that RZ’s claimed injuries are related to the drug used in the Trial or to the protocol of the Trial. The Company believes that the claims against the Company set forth in the Complaint are without merit, and the Company intends to vigorously defend against such claims once properly served with the Complaint.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto, duly authorized.

NEUROLOGIX, INC.

Date:  February 11, 2011

By: /s/ Marc L. Panoff
Name: Marc L. Panoff
Title: Chief Financial Officer, Secretary and
Treasurer